EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS ANNOUNCES EXERCISE OF PURCHASE OPTION BY INITIAL

PURCHASERS OF THE COMPANY’S 1 7/8%CONVERTIBLE SENIOR SUBORDINATED NOTES

GREENWICH, CT, DECEMBER 2, 2003 – United Rentals, Inc. (NYSE: URI) announced today that the initial purchasers of the company’s recently issued 1 7/8% Convertible Senior Subordinated Notes due 2023 have exercised their option to purchase an additional $18.75 million principal amount of these notes. Including these additional notes, the company has sold a total of $143.75 million principal amount of its 1 7/8% Convertible Senior Subordinated Notes due 2023. The company plans to use the net proceeds from the sale of these notes to buy out existing equipment leases and/or for general corporate purposes.

The offering of the notes has been made in transactions exempt from the registration requirements of the Securities Act of 1933. The notes offered have not been, and will not be, registered under the Securities Act of 1933. Accordingly, the notes may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements.

The statement contained in this press release concerning the expected use of the offering proceeds is forward-looking in nature. The expected use of proceeds may change based upon the changing needs of the company. The company makes no commitment to revise or update any forward-looking statement in order to reflect events or circumstances after the date such statement is made, except to the extent required by law.

Contact:

Fred Bratman

Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com